[GRAPHIC OMITTED]                                                  Press Release
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             FOAMEX FILES FOR CHAPTER 11 TO IMPLEMENT RESTRUCTURING

       Company and Senior Debt Holders Agree in Principle on Key Terms of Reorganization Plan; Company Seeks $240 Million Revolving Credit Debtor-in-
      Possession Financing; Expects Operations to Continue in Normal Course

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LINWOOD, PA, September 19, 2005 - Foamex International Inc. (NASDAQ: FMXI) today announced that the Company and certain of its subsidiaries have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Company, which has been in active negotiations with its key creditors, also announced an agreement in principle with certain members of an ad hoc committee that collectively hold a majority of the Company's Senior Secured Notes on the key terms of a proposed reorganization plan. The agreement in principle would provide for a significant deleveraging of the Company's balance sheet and result in improvements to the Company's capital structure and profitability. Today's filings do not affect the Company's foreign operations.

In conjunction with its filing, the Company is seeking Bankruptcy Court approval of up to $240 million in revolving credit debtor-in-possession (DIP) financing agented by Bank of America, N.A. The proposed DIP financing, combined with the Company's cash flow from operations, is expected to provide the Company with sufficient liquidity to meet its post-petition operating expenses in the ordinary course of its business. With such funding sources the Company will be in a position to pay certain pre-petition obligations, including those owing to certain critical suppliers and employees, subject to Bankruptcy Court approval. Foamex has also received a commitment from Bank of America for exit financing upon the Company's emergence from chapter 11.

Foamex will use chapter 11 to implement its restructuring initiatives, which are designed to restore the Company to long-term financial health, while continuing to operate in the normal course of business. Foamex will seek to emerge expeditiously from chapter 11, and it anticipates that its day-to-day operations will continue as usual without interruption during the chapter 11 process.

Pursuant to the agreement in principle reached with certain members of the ad hoc committee, the Company would eliminate approximately $523 million of outstanding bond indebtedness which, in turn, would result in annual interest savings of $54 million. Specifically, holders of the Company's Senior Secured Notes would convert their debt into 100% of the equity of the reorganized Company, subject to dilution. If unsecured creditors (to the extent their claims are not otherwise treated as critical supplier claims or paid through assumption of their contracts during the case) and the holders of Foamex's Senior Subordinated Notes vote to accept the reorganization plan, then they will receive, on a pro rata basis, warrants to purchase between 5% and 10% of the equity of the reorganized Company, depending on the ultimate allowed amount of general unsecured claims. Under the agreement in principle, there would be no recovery for holders of equity interests in the Company.

"We believe this plan represents the best opportunity for Foamex to restructure its debt in an effective and timely manner," said Tom Chorman, President and Chief Executive Officer. "The chapter 11 process will allow Foamex to gain immediate liquidity and continue operating without interruption, while giving us the opportunity we need to restructure our balance sheet, strengthen our business performance and create long-term value."

Chorman added, "We expect to emerge from this process as quickly as possible with a more appropriate capital structure that will allow us to be a healthier, more competitive company. We greatly appreciate the ongoing support of our long-term lenders, senior debt holders, customers, suppliers and employees. Their continued backing has been, and will continue to be, an integral factor in our success."

In addition to seeking Bankruptcy Court approval of DIP financing, Foamex has filed a variety of typical "first day" motions in the Bankruptcy Court seeking authority to pay certain pre-petition amounts owed to its employees, critical suppliers, customers and others. These "first day" motions are intended to ensure that the Company transitions seamlessly into chapter 11 and that such key groups remain unaffected to the greatest extent possible by the chapter 11 filing.

Foamex is being advised by its legal counsel, Paul, Weiss, Rifkind, Wharton and Garrison LLP, and Miller Buckfire & Co., LLC, its financial advisor. Houlihan, Lokey, Howard and Zukin and O'Melveny & Myers LLP are advising the ad hoc committee of Senior Secured Noteholders.

More information about Foamex's reorganization case is available on the Company's Web site at www.foamex.com/restructuring.

About Foamex  International  Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to the alternatives for strengthening the Company's balance sheet, increasing liquidity and enhancing long-term value, as well as the continuing support of our lenders. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, the outcome of proceedings in its chapter 11 case, its ability to implement appropriate strategic alternatives to enhance long term value, as well as customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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